                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment # 3)*

                              BNC Mortgage, Inc.
                              ------------------
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                   05561Y105
                                   ---------
                                (CUSIP Number)

                                August 31, 2000
                                ---------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:
                               (X) Rule 13d-1(b)
                               ( ) Rule 13d-1(c)
                               ( ) Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

  CUSIP NO. 05561Y105
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON S.S. OR
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           SAFECO Common Stock Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          State of Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            0

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
            IV

------------------------------------------------------------------------------

  CUSIP NO. 05561Y105
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON S.S. OR
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           SAFECO Asset Management Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          State of Washington

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            0

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
            IA

------------------------------------------------------------------------------

  CUSIP NO. 05561Y105
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON S.S. OR
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

           SAFECO Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           State of Washington

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           0

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
           HC

------------------------------------------------------------------------------

CUSIP No. 05561Y105

Item 1(a).  Name of Issuer:  See front cover

Item 1(b).  Address of Issuer Principal Executive Offices:

            1063 McGaw Avenue, Irvine, CA 92614

Item 2(a).  Name of Person(s) Filing:  See Item 1 on cover page (pp 2-4).

Item 2(b).  Address of Principal Business Office or, If None, Residence:

            SAFECO Common Stock Trust:  10865 Willows Road NE, Redmond, WA 98052

            SAFECO Corporation:  SAFECO Plaza, Seattle, WA  98185

            SAFECO Asset Management Company: 601 Union Street, Suite 2500, Seattle, WA 98101

Item 2(c).  Citizenship:  See Item 4 on cover page (pp 2-4).

Item 2(d).  Title of Class of Securities:  See front cover page.

Item 2(e).  CUSIP Number:  See front cover page.

Item 3.     If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the persons filing are:

      (a)   ( )   Broker or Dealer registered under Section 15 of the Act.
      (b)   ( )   Bank as defined in Section 3(a)(6) of the Act.
      (c)   ( )   Insurance Company as defined in Section 3(a)(19) of the Act.
      (d)   (X)   Investment Company registered under Section 8 of the
                  Investment Company Act of 1940.
      (e)   (X)   Investment Advisor registered under Section 203 of the
                  Investment Advisers Act of 1940.
      (f)   ( )   Employee Benefit Plan, Pension Fund which is subject to
                  provisions of Employee Retirement Income Security Act of 1974
                  or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
      (g)   (X)   Parent Holding Company in accordance with Rule
                  13d-1(b)(ii)(G).
      (h)   ( )   Savings Association as defined in Section 3(b) of the Federal
                  Deposit Insurance Act.
      (i)   ( )   Church Plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940.
      (j)   ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP No. 05561Y105

Item 4.   Ownership:

          Items (a) through (c): See items 1 and 5-11 of the cover pages (pp 2-
          4).

          SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they were, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement. Each of such companies is filing this statement because it was considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies which directly owned such shares.

Item 5.   Ownership of 5% or Less of a Class:

          This statement is filed to report that as of August 31, 2000, the reporting persons have ceased to be the beneficial owners of more than 5% of the common stock of BNC Mortgage, Inc.

Item 6. Ownership of More than 5% on Behalf of Another Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          SAFECO Asset Management Company is the subsidiary on which SAFECO Corporation is reporting as the parent holding company. SAFECO Asset Management Company is an investment adviser as specified in Item 12 on the cover page (p. 3), and reported shares were owned beneficially by registered investment companies for which SAFECO Asset Management Company serves as investment adviser.

Item 8. Identification and Classification of Members of the Group. Not applicable.

Item 9.   Notice of Dissolution of Group.  Not applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and were held in the ordinary course of business and were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 05561Y105

Exhibits.

          The statement required by Rule 13d-1(f) is attached as Exhibit A.


Signature.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 12, 2000              SAFECO Corporation



                                      By  /s/ Ronald L. Spaulding
                                          -----------------------
                                          Ronald L. Spaulding, Treasurer


                                      SAFECO Common Stock Trust



                                      By  /s/ Ronald L. Spaulding
                                          -----------------------
                                          Ronald L. Spaulding, Treasurer


                                      SAFECO Asset Management Company



                                      By  /s/ David H. Longhurst
                                          ----------------------
                                          David H. Longhurst, Secretary

CUSIP NO. 05561Y105
                                   EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Corporation, SAFECO Asset Management Company, and SAFECO Common Stock Trust each agree that Schedule 13-G filed by them with regard to BNC Mortgage, Inc.'s common stock is filed on behalf of each of them.


Date: September 12, 2000             SAFECO Corporation



                                     By  /s/ Ronald L. Spaulding
                                         -----------------------
                                         Ronald L. Spaulding, Treasurer


                                     SAFECO Common Stock Trust



                                     By   /s/ Ronald L. Spaulding
                                          -----------------------
                                          Ronald L. Spaulding, Treasurer


                                     SAFECO Asset Management Company



                                     By  /s/ David H. Longhurst
                                         ----------------------
                                         David H. Longhurst, Secretary